Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

Strawberry Fields REIT Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Strawberry Fields REIT, Inc. and Subsidiaries (the “Company”) of our report dated March 19, 2026, with respect to our audits of the consolidated balance sheets of the Company of December 31, 2025 and 2024 and the related consolidated statements of income and comprehensive (loss) income, equity and cash flows, for the years then ended and the related notes to consolidated financial statements and financial statement schedule III (collectively referred to as the “consolidated financial statements”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

April 15, 2026